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                              INSTRUMENT AMENDING
                         LYONDELL PETROCHEMICAL COMPANY
                                VALUE SHARE PLAN



LYONDELL PETROCHEMICAL COMPANY hereby amends the Lyondell Petrochemical

Company Value Share Plan, effective February 1, 1997, as follows:



SECTION III.3, Terminations, Demotions and Transfers, is amended to read as follows:

     If Termination of a Participant's employment occurs by reason of death, Disability or Retirement, or if Termination occurs within two years following a Change in Control, or if the Participant becomes ineligible to participate in the Plan due to a demotion or transfer by the Company to an Affiliate, such as LYONDELL-CITGO Refining Company Ltd., the Participant (or the Participant's beneficiary or estate in the event of death) will be eligible to receive a pro-rata award for each outstanding Performance Cycle for which the Participant was assigned an Allocation Percentage.

     The amount of the pro-rata award shall be calculated by multiplying the award for the respective Performance Cycle by a fraction, where the numerator is the months of the Participant's Company employment during the Performance Cycle and the denominator is the total number of months in that Performance Cycle.

     The award for the Performance Cycle which ends in the year of the Termination event shall be based on the full amount of the Participant's award calculated under Section II.8. The award for remaining outstanding Performance Cycles shall be based only on the Participant's Allocation Percentage multiplied by the amount of the Value Award Pool determined for that Performance Cycle.

     Pro-rated awards earned pursuant to this Section III.3 will be paid out in their entirety in cash within 120 days following the end of the applicable Performance Cycle.

     A Participant who terminates employment with the Company prior to the end of any Performance Cycle, for any other reason (whether voluntary or involuntary) in the absence of a Change in Control, will forfeit the opportunity to earn an award under the Plan.
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     Notwithstanding any other provision of this Plan, the Committee, in its sole discretion, may permit continued participation, pro-ration or early distribution (or a combination of awards which would otherwise be forfeited).



IN WITNESS WHEREOF, LYONDELL PETROCHEMICAL COMPANY, acting by and through its duly authorized officer, has caused this Instrument to be executed on the 20th day of February, 1997.



ATTEST:                       LYONDELL PETROCHEMICAL COMPANY

BY:/s/ Gerald A. O'Brien      BY:/s/ Richard W. Park
   ------------------------      -----------------------------
   Assistant Secretary           Richard W. Park
                                 Vice President, Human Resources